UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                          Cambridge NeuroScience, Inc.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    132426107
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securiti s, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 17 Pages

-------------------------                           ---------------------------
|CUSIP NO. 132426107    |           13G            |   Page  2  of  17  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,192,033 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,192,033 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,192,033 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 8.1%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 17 Pages

Item 1(a) Name of Issuer:
          Cambridge NeuroScience, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
          One Kendall Square
          Building 700
          Cambridge, MA 02139

Item 2(a) Name of Person Filing:
               Aeneas Venture Corporation

     2(b) Address of Principal Business Office or, if none, Residence:
               c/o Harvard Management Company, Inc.
               600 Atlantic Avenue
               Boston, MA 02210

     2(c) Citizenship:
               Delaware

     2(d) Title of Class of Securities:
               Common Stock

     2(e) CUSIP Number:
               132426107

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
               The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4 Ownership:

     4(a) Amount beneficially owned:
               1,192,033 shares

     4(b) Percent of Class:
               8.1%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               1,192,033 shares



                               Page 3 of 17 Pages

          (ii) shared power to vote or to direct the vote:

                                    ---------

          (iii) sole power to dispose or to direct the disposition of:
                1,192,033 shares

          (iv) shared power to dispose or to direct the disposition of:

                                --------

Item 5    Ownership of Five Percent or Less of a Class:
               Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               Not Applicable.

Item 8    Identification and Classification of Members of the Group:
               Not Applicable.

Item 9     Notice of Dissolution of Group:
               Not Applicable.

Item 10   Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                               AENEAS VENTURE CORPORATION


                                               By: /s/ Tami E. Nason
                                                  ------------------------------
                                                  Name:  Tami E. Nason
                                                  Title: Authorized Signatory


February 12, 1997

                               Page 4 of 17 Pages

     Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as exhibits to this Schedule 13G-A are copies of the initial Schedule 13G and all amendments thereto.



                               Page 5 of 17 Pages

                                                                       Exhibit A
                                                                       ---------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                          Cambridge Neuroscience, Inc.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    132426107
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [x] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 6 of 17 Pages

-------------------------                           ---------------------------
|CUSIP NO. 132426107    |           13G            |   Page  7  of  17  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 913,033 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 913,033 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 913,033 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 10.9%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 17 Pages

                                  SCHEDULE 13G

Item    1(a)   Name of Issuer:
                    Cambridge Neuroscience, Inc.

        1(b)   Address of Issuer's Principal Executive Offices:
                    One Kendall Square
                    Building 700
                    Cambridge, MA  02138

Item    2(a)   Name of Person Filing:
                    Aeneas Venture Corporation

        2(b)   Address of Principal Business Office, or if none, Residence:
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, Massachusetts  02210

        2(c)   Citizenship:
                    Delaware

        2(d)   Title of Class of Securities:
                    Common Stock

        2(e)   CUSIP Number:
                    132426107

Item 3 If this statement is filed pursuant to rules 13d-1(b) or 13d-2(b): The entity filing is a wholly-owned subsidiary and charitable title-holding company for the endowment fund of Harvard University.

Item 4(a)      Amount beneficially owned:
                    913,033 shares

        4(b)   Percent of Class:  10.9%

        4(c)   Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote:
                       913,033

               (ii)    Shared power to vote or to direct the vote:
                         ---


                               Page 8 of 17 Pages

               (iii)   Sole power to dispose or to direct the disposition of:
                       913,033

               (iv)    Shared power to dispose or to direct the disposition of:
                         ---

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable

Item 6    Ownership of more than Fiver Percent on behalf of another person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the security being reported on by the parent holding company:
               Not Applicable

Item 8    Identification and Classification of members of the group:
               Not Applicable

Item 9    Notice of dissolution of group:
               Not Applicable

Item 10   Certification: By signing below the undersigned certifies
           that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information is true, complete and correct.

                                           AENEAS VENTURE CORPORATION


                                           By:_______________________________

February __, 1992

                               Page 9 of 17 Pages

                                                                       Exhibit B
                                                                       ---------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          Cambridge NeuroScience, Inc.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    132426107
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [x] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 10 of 17 Pages

-------------------------                           ---------------------------
|CUSIP NO. 132426107    |           13G            |   Page  11 of   17 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,042,033 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,042,033 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,042,033 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 12.1%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 11 of 17 Pages

                                  SCHEDULE 13G
                                 Amendment No. 1

Item 1(a) Name of Issuer:
               Cambridge NeuroScience, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
               One Kendall Square
               Building 700
               Cambridge, MA 02138

Item 2(a) Name of Person Filing:
               Aeneas Venture Corporation

     2(b) Address of Principal Business Office, or if none, Residence:

                  Aeneas Venture Corporation
                           c/o Harvard Management Company, Inc.
                           600 Atlantic Avenue
                           Boston, Massachusetts 02210

     2(c) Citizenship:
               Delaware

     2(d) Title of Class of Securities:
               Common Stock

     2(e) CUSIP Number:
               132426107

Item 3    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
               The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a) Amount beneficially owned:
               1,042,033 shares

     4(b) Percent of Class:
               12.1%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               1,042,033 shares

                               Page 12 of 17 Pages

          (ii) shared power to vote or to direct the vote:
                           ---

          (iii) sole power to dispose or to direct the disposition of:
                1,042,033 shares

          (iv) shared power to dispose or to direct the disposition of:
                           ---

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable

Item 6    Ownership of more than Fiver Percent on behalf of another person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable

Item 8    Identification and Classification of Members of the Group:
               Not Applicable

Item 9    Notice of Dissolution of Group:
               Not Applicable

Item 10   Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                           AENEAS VENTURE CORPORATION


                                           By:_______________________________

February __, 1993

                               Page 13 of 17 Pages

                                                                       Exhibit C
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                          Cambridge NeuroScience, Inc.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    132426107
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [x] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 14 of 17 Pages

-------------------------                           ---------------------------
|CUSIP NO. 132426107    |           13G            |   Page 15  of  17  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,192,033 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,192,033 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,192,033 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.1%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 17 Pages

                                  SCHEDULE 13G
                                 Amendment No. 2

Item 1(a) Name of Issuer:
               Cambridge NeuroScience, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
               One Kendall Square
               Building 700
               Cambridge, MA 02139

Item 2(a) Name of Person Filing:
               Aeneas Venture Corporation

     2(b) Address of Principal Business Office, or if none, Residence:

               Aeneas Venture Corporation
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, Massachusetts 02210

     2(c) Citizenship:
               Delaware

     2(d) Title of Class of Securities:
               Common Stock

     2(e) CUSIP Number:
               132426107

Item 3    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
               The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a) Amount beneficially owned:
               1,192,033 shares

     4(b) Percent of Class:
               11.1%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               1,192,033 shares


                               Page 16 of 17 Pages

          (ii) shared power to vote or to direct the vote:
               ---

          (iii) sole power to dispose or to direct the disposition of:
               1,192,033 shares

          (iv) shared power to dispose or to direct the disposition of:
               ---

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable


Item 6    Ownership of more than Five Percent on behalf of another person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable

Item 8    Identification and Classification of Members of the Group:
               Not Applicable

Item 9    Notice of Dissolution of Group:
               Not Applicable

Item 10   Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                           AENEAS VENTURE CORPORATION


                                           By:_______________________________
                                                 Name:  Verne O. Sedlacek
                                                 Title:  Treasurer

February __, 1995

                               Page 17 of 17 Pages